International Shipholding Corporation Completes Redemption
of its 6% Convertible Exchangeable Preferred Stock

    MOBILE, AL, February 4, 2008 - International Shipholding Corporation  (NYSE: ISH) announced today that it has completed the redemption of its outstanding shares of 6% Convertible Exchangeable Preferred Stock. On December 27, 2007, the date the Company announced the redemption, there was 800,000 shares of Convertible Exchangeable Preferred Stock outstanding.

    In lieu of cash redemption, subject to partial share cash redemption, holders of 462,382 shares of the Preferred Stock elected to convert their shares into approximately 1,155,955 shares of the Company’s common stock. The remaining 337,618 outstanding shares of Preferred Stock were retired for cash (including accrued and unpaid dividends to, but excluding, the redemption date), pursuant to the terms of the Preferred Stock. As a result, the Company no longer has any shares of the 6% Convertible Exchangeable Preferred Stock outstanding. The total cash payment for the redemption of the Preferred Stock including the accrued and unpaid dividends was $17,306,299. The Company will have a charge to earnings of approximately $1.4 million in the first quarter of 2008 from the redemption of the Preferred Stock.

    International Shipholding Corporation (ISH), through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium- to long-term charters and contracts.  Visit us at http://www.intship.com.

Contacts:

Manuel G. Estrada,                                                                           (251) 243-9082
Vice President and Chief Financial Officer